Exhibit 10.14

IMPINJ, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of January 6, 2020 (the “Effective Date”) by and between Cary L. Baker (“Executive”) and Impinj, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to Executive’s employment with the Company during the Employment Term (as defined below).

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive agree as follows:

AGREEMENT

1.	Duties and Scope of Employment.
a.

Position and Duties. Executive will serve as Chief Financial Officer of the Company and will report to the Company’s Chief Executive Officer. The duties and responsibilities of Executive shall include the duties and responsibilities for Executive’s corporate office and position as set forth in Company’s bylaws from time to time in effect and such other duties and responsibilities as Company’s Chief Executive Officer may from time to time reasonably assign to Executive, in all cases to be consistent with Executive’s corporate office and position. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

b.

Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors or its authorized committee (in either case, the “Board”). Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board. Executive’s approved outside board commitments as of the Effective Date are set forth in Exhibit B. Notwithstanding the foregoing, nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, provided that such activities do not materially interfere with Executive’s obligations to the Company as described above.

2.

At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.

Announcement and Start Dates. Executive will commence employment on February 17, 2020 (the “StartDate”). Within four (4) business days of the Effective Date, the Company will make a public announcement of Executive’s commitment to assume the role of CFO as of the Start Date.

4.	Compensation.
a.

Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $335,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices, and will be subject to the usual, required withholding. Executive’s salary will be subject to review, and adjustments may be made based upon the Company’s normal performance review practices.

b.

Performance Bonus. Executive shall be eligible to receive additional annual bonus compensation according to certain milestones and company performance metrics to be established by the Company and otherwise applicable to the Company’s executive team (the “Performance Bonus”). Performance Bonus compensation shall target sixty-five percent (65%) of Base Salary at one hundred percent (100%) achievement of the established milestones and performance metrics, and otherwise will be subject to the Company’s annual Executive Bonus Plan. Performance Bonus compensation may be lower than sixty-five percent (65%) of Base Salary if the performance targets are not met. The terms of the Executive Bonus Plan are typically structured and approved annually by the Board or Compensation Committee, as appropriate. The Company shall pay any actual Performance Bonus in no event later than March 15 of the calendar year following the calendar year to which the bonus is earned. Executive must be employed on the payment date to be eligible to receive his Performance Bonus. Executive’s target Performance Bonus will be subject to review, and adjustments may be made based upon the Company’s normal performance review practices. The Company reserves the right to modify and/or interpret all of its incentive compensation plans, including the Executive Bonus Plan, at any time.

c.	Equity.
i.

Subject to approval by the Board or its authorized designee, Executive will be granted an option to purchase 60,000 shares of Company common stock (the “Option”) under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) at an exercise price equal to the fair market value of the shares on the date of grant as determined under the 2016 Plan. The Option will vest as follows: l/4th of the total number of shares shall vest on the one-year anniversary of the Start Date, and 1/48th of the total number of shares shall vest each month thereafter (on the same day of the month as the Start Date), in each case, so long as Executive remains a Service Provider (as defined in the 2016 Plan), so that all shares subject to the Option shall have vested after 48 months following the Start Date.

ii.

Subject to approval by the Board or its authorized designee, Executive will be granted an option to purchase 60,000 restricted stock units (the “RSUs”) of Company common stock under the Company’s 2016 Plan. The RSUs will vest as follows: One fourth of the RSUs will vest on the one-year anniversary of your RSU grant date, and thereafter 1/16 of the total number of RSUs will vest every three months thereafter (on the same day of the month as your grant date) so long as Executive remains a Service Provider (as defined in the 2016 Plan), so that all the RSUs shall have vested after 48 months following the RSU grant date.

iii.

The Option and award RSUs each will be subject to the terms of the Plan and the applicable award agreement between you and the Company evidencing the applicable grant (collectively, the “Equity Documents”), and further subject to applicable federal and state securities laws.

d.

Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, life insurance, and disability plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

e.

Paid Time Off. During the Employment Term, Executive will be entitled to paid time off under the Company’s Open Paid-Time Off (PTO) policy, which provides for mutually and reasonably agreed upon paid time off and is subject to change at the discretion of the Company.

5.	Severance.
a.

Termination for other than Cause. Death or Disability or Resignation for Good Reason Apart from Change of Control. If, after ninety (90) days following Executive’s Start Date but prior to a Change of Control, or after twelve (12) months following a Change of Control, (1) the Company terminates Executive’s employment with the Company other than for Cause, death or Disability, or (2) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 6, Executive will be entitled to:

i.

continuing payments of severance pay at a rate equal to his Base Salary, as then in effect, for six (6) months from the date of such termination in accordance with the Company’s normal payroll policies and subject to the usual, required withholding,

ii.

reimbursement of Executive’s expenses in continuing group health insurance coverage for himself and his eligible covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to six (6) months, provided Executive makes a timely election for and continues to be eligible for such continued coverage; provided, however, that if the Company determines in its sole discretion that it cannot make the COBRA reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments, and

iii.

such portion of that year's Performance Bonus, if applicable, as Executive shall have earned (if any) as of the date of such termination, as determined in good faith by the Board, which amount shall be subject to the usual, required withholding.

iv.	Accelerated vesting of 25% of then unvested portion of outstanding equity awards and extension of exercise period for up to one year following termination.
b.

Termination for other than Cause. Death or Disability or Resignation for Good Reason Following a Change of Control. If within twelve (12) months following a Change of Control (1) the Company terminates Executive’s employment with the Company other than for Cause, death or Disability, or (2) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 6, Executive will be entitled to:

i.

continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for six (6) months from the date of such termination in accordance with the Company’s normal payroll policies and subject to the usual, required withholding,

ii.

reimbursement of Executive’s expenses in continuing group health insurance coverage for himself and his eligible covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to six (6) months, provided Executive makes a timely election for and continues to be eligible for such continued coverage; provided, however, that if the Company determines in its sole discretion that it cannot make the COBRA reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments,

iii.

such portion of that year's Performance Bonus, if applicable, as Executive shall have earned (if any) as of the date of such termination, which amount shall be subject to the usual, required withholding, and

iv.	accelerated vesting of all outstanding Company equity awards as to one-hundred percent (100%) of the then unvested portion of any such Company equity award.
c.

Termination for Cause. Death or Disability: Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or Disability, then

i.	all vesting will terminate immediately with respect to Executive’s outstanding Company equity awards, and
ii.

all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned, including such portion of that year’s Performance Bonus as Executive shall have earned (if any) as of the date of such termination, as determined in good faith by the Board).

6.	Conditions to Receipt of Severance; No Duty to Mitigate.
a.

Separation Agreement and Release of Claims. The continued payment of salary set forth in Section 5(a) shall be contingent upon Executive signing and not revoking the Company’s standard release of claims agreement upon termination and provided that such release becomes effective no later than 120 days following the termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Payments (as defined in Section 6(d)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later,

i.	the Release Deadline,
ii.	such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 5, or
iii.	such time as required by Section 6(d)(ii).

Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information and other protectible interests, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 5(a) (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company) or is a customer of the Company (or any parent or subsidiary of the Company) provided, however, that that nothing in this Section 6(b) will prevent Executive from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if such shares are actively traded on a national stock exchange or similar market or medium. Upon any breach of this section, all severance payments and post- termination benefits pursuant to Section 5 will immediately cease and Executive will be able to exercise his vested stock options to acquire Company common stock through the longer of:

i.	thirty (30) days following the commencement of such competition, and
ii.

such period of time as originally set forth in his option agreement (without taking into effect the one-year extended post-termination exercise period set forth in Section 5) to exercise any stock options or other similar rights to acquire Company common stock.

b.

Non-Solicitation. The receipt of any severance benefits pursuant to this Agreement will be subject to Executive not violating the provisions of Section 9. In the event Executive breaches the provisions of Section 9, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 5 will immediately cease and Executive will have the longer of

i.	thirty (30) days following the commencement of such competition, and
ii.	such period of time as originally set forth in his award agreement to exercise any stock options or other similar rights to acquire Company common stock.
c.	Section 409A.
i.

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Payments”) under Section 409A will be payable until Executive has a “separation from service” within the meaning of Section 409A.

ii.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment, then, if required, the Payments, which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier. All subsequent Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

iii.

Any amounts paid under this Agreement that satisfy the requirements of the “short- term deferral” rule set forth in Section 1.409A-l(b)(4) of the Treasury Regulations will not constitute Payments for purposes of clause (i) above.

iv.	Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1,409A-2(b)(2) of the Treasury Regulations.
v.

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute a Payment for purposes of clause (i) above.

vi.

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

d.

No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

e.

Section 280G. In the event that the payments under this Agreement or otherwise payable to you constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6(f), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits hereunder shall be payable either:

i.	in full or
ii.

as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive agree in writing, any determination required under this Section 6(f) shall be made in writing by the public accountants designated by the Company. If the amount of the aggregate payments or property transferred to Executive must be reduced under this Section 6(f), then the reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments, if any; (2) cancellation of accelerated vesting of equity awards, if any; and (3) reduction of other benefits, if any, paid to Executive.

7.	Definitions.
a.	Cause. For purposes of this Agreement, “Cause” is defined as, in the Company’s reasoned discretion:
i.	Executive’s conviction of a felony or gross misdemeanor, or the Company’s belief Executive has done so;
ii.	Executive’s commission of any material act of fraud or dishonesty with respect to the Company;
iii.	Executive’s intentional misconduct that has a materially adverse effect upon the Company’s business;

iv.

Executive’s breach of any of Executive’s fiduciary obligations as an officer of the Company or of any contractual obligation that Executive has to the Company, in either case where the breach has a materially adverse effect on the Company’s business;

v.

Executive’s willful misconduct or gross negligence in performance of Executive’s duties hereunder, including Executive’s refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with Executive’s position and duties, or

vi.	Executive’s death or Disability.

However, prior to any termination of Executive’s employment for Cause defined in clauses (iii), (iv) or (v) above, the Company shall give written notice to Executive of the actions or omissions deemed to constitute the Cause event, and if it is possible to cure the specified default, Executive shall have a period of not less than thirty (30) days in which to cure the specified default in Executive’s performance.

b.	Change of Control. For purposes of this Agreement, “Change of Control” of the Company shall have the same meaning as given it in the 2016 Plan.
c.	Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.
d.

Disability. For purposes of this Agreement, “Disability” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than three months, or such longer period as may be required under applicable law. Executive shall not be considered disabled unless Executive furnishes proof in such form or manner, and at such times, as the Company may require.

e.

Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation that is effective within two (2) years following the occurrence of any Company cure period (discussed below) one or more of the following events without Executive’s consent:

i.

a material reduction of Executive’s Base Salary (for purposes of this Agreement, the reduction of Base Salary by less than 10% from Executive’s then present Base Salary shall not be considered a material reduction), provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a material reduction;

ii.

the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of Executive from such position and responsibilities, unless Executive is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or

iii.

a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than 50 miles from Executive’s then-present location shall not be considered a material change in geographic location).

Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

f.	Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” means the lesser of two times:
i.

Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1 (b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or

ii.	the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
8.

Confidential Information. Executive agrees to maintain his obligations under the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit A, dated on even date herewith (the “Proprietary Information Agreement”).

Non-Solicitation. Until the date one year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, take away, hire any employee of the Company (or any parent or subsidiary of the Company) or cause an employee to leave his employment either for Executive or for any other entity or person. The hiring of an individual violates this paragraph regardless of who initiated contact. Executive represents that he (a) is familiar with the foregoing covenant not to solicit, and (b) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

9.

Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

10.

Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) 1 day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:	Impinj, Inc.
400 Fairview Ave. N., Suite 1200 Seattle, Washington 98104 Attn: General Counsel

If to Executive:	at the last residential address known by the Company

11.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12.

Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes and his receipt of the compensation, pay raises and other benefits paid to his by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, will be subject to binding arbitration under the American Arbitration Association National Rules for the Resolution of Employment Disputes, supplemented by the Washington Code of Civil Procedure (the “Rules”) and pursuant to Washington law, except as permitted by law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with his.

a.

Procedure. Executive agrees that any arbitration will take place in Seattle, Washington and be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence. Executive agrees that the decision of the arbitrator will be in writing.

b.

Remedy. Except as provided by this Agreement, applicable law, and by the Rules, including any provisional relief offered therein, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, applicable law, and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has notadopted.

c.

Administrative Relief. Executive understands that this Agreement does not prohibit him from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

d.

Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13.

Integration. This Agreement, together with any Company equity plans and equity agreements, the Stock Agreements, and the Proprietary Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

14.

Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

15.	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
16.	Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
17.	Governing Law. This Agreement will be governed by the laws of the State of Washington except for its conflict of laws’ provisions. Venue for any dispute will be Seattle, Washington.
18.

Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

19.

Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[The space below intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

Impinj, Inc.	Cary L. Baker
By:	By:	/s/ Cary L. Baker

Chief Executive Officer	Executive

Exhibit A

Proprietary Information and Inventions Agreement
Impinj, Inc.

In exchange for my becoming employed by Impinj, Inc. or any of its current or future subsidiaries, affiliates, successors, or assigns (collectively, the “Company”), and for any cash and equity compensation for my services, I hereby agree as follows:

1.

Confidentiality Obligation. I understand and agree that all Proprietary Information (as defined in Section 6 shall be the sole property of the Company and its assignees, including all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may acquire in such Proprietary Information. I will hold in confidence and not directly or indirectly use or disclose, both during my employment by or consulting relationship with the Company and for a period of five (5) years after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment or consulting relationship or upon an earlier request by the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof. This agreement and my obligations under it are independent of my continued service with the Company and I promise to keep all Confidential Information secret after the termination, for any reason, of my employment from the Company.

2.

Ownership of Physical Property. All documents, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”). Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit A-2; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

3.	Assignment of Inventions
a.

Without further compensation, I hereby agree to promptly disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). During the term of my employment or

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consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assignees to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assignees shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

b.

I attach hereto as Exhibit A, a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

4.

Further Assistance: Power of Attorney. I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

5.

Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

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6.

Proprietary Information. As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and cost or other financial data concerning any of the foregoing for the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

7.

Protected Activity Not Prohibited. I agree that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A-3.

8.

No Conflicts. I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

9.	No Interference. I certify that, to the best of my information and belief, I am not a party to any other agreement that will interfere with my full compliance with this Agreement.
10.

Effects of Agreement. This Agreement (a) shall survive for a period of five (5) years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

11.

Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

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12.

Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement and may be amended or waived only by a written instrument signed by me and the Chief Executive Officer of the Company. This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

13.	Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Impinj, Inc.	Cary L. Baker

/s/ Cary L. Baker

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Exhibit A-l

Impinj, Inc.

400 Fairview Ave. N., Suite 1200

Seattle, WA 98104

1.

The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which have become known to me prior to my employment by the Company. I represent that such list is complete.

2.	I propose to bring to my employment or consultancy the following materials and documents of a former employer:

☒	No material or documents.

See below:

Cary L. Baker

By:	/s/ Cary L. Baker
Dated:	1/6/20

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Exhibit A-2

Termination

Certification

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Impinj, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Proprietary Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for one (1) year from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

By:	[To be signed at termination]	Dated:

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Exhibit A-3

Section 7 of the Defend Trade Secrets Act of 2016

“ ... An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.... An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

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Exhibit B

Approved Outside Board Commitments

Entity	Description of Entity	Description of Commitment	Approved Duration
Rhapsody International (dba Napster)	For profit subsidiary of RealNetworks	Transition of existing board role	Through 3/31/20
Scener, Inc.	For profit subsidiary of RealNetworks	Transition of existing board role	Through 3/31/20

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